Exhibit 99

Contact:	Curtis A. Sampson, Chairman and Chief Executive Officer
Steven H. Sjogren, President
Paul N. Hanson, Vice President and Treasurer

For Immediate Release

Hector Communications Corporation Reports Revenues and Earnings for 2005 Second Quarter

August 3, 2005—Hector, MN—Hector Communications Corporation (AMEX: HCT) today reported operating results for its second quarter and six month periods ended June 30, 2005. Revenues were $7,858,000 for the three months ended June 30, 2005, a decrease of 2% from $7,992,000 in 2004. The revenue decrease was mainly due to lower access revenues from long distance and wireless carriers.  Operating income increased 18% to $1,716,000 compared to $1,452,000 in 2004 due to divestitures of unprofitable business the Company made in the last half of 2004. Income from the Company’s investment in Midwest Wireless Holdings LLC was $1,297,000 in the 2005 period compared to $626,000 in 2004. Net income was $1,493,000 or $.37 per diluted share in 2005 compared to $954,000 or $.24 per diluted share in 2004.

Revenues were $15,507,000 for the six months ended June 30, 2005, a decrease of 3% from $15,938,000 in 2004. Operating income increased 3% to $3,530,000 compared to $3,433,000 in 2004.  Income from the Company’s investment in Midwest Wireless Holdings LLC was $2,367,000 in the 2005 period compared to $1,308,000 in 2004. Net income was $2,879,000 or $.71 per diluted share in 2005 compared to $2,148,000 or $.55 per diluted share in 2004.

Curtis A. Sampson, Chairman and Chief Executive Officer, said  “Hector’s growth in operating income and net income in 2005 are reflective of the outstanding performance of Midwest Wireless and our determination to focus on core business opportunities and eliminate unprofitable operations. However, our outlook on our industry has not changed; the Company’s core business, wireline telephone service in rural communities, will continue to face significant challenges.  We expect access revenue will continue to decline due to the impact of the dramatic growth in wireless telephony. We believe competitive challenges from new technologies, including the emergence of Voice over Internet Protocol (VoIP) will significantly impact our business and will change the marketplace for telecommunications services. We recognize that possible changes to the level of regulatory support for rural telecommunications could be detrimental to Hector. Given these factors, the management and Board of Directors of the Company continue to assess all strategic options available to it and have retained the investment banking firm of Legg Mason Wood Walker, Inc. to assist in this effort.”

Hector Communications Corporation is a telecommunications holding company that, through its subsidiaries, provides local telephone, video and high-speed Internet service in rural communities in Minnesota, Wisconsin and North Dakota.  The Company serves 29,300 telephone access lines, 7,800 cable television subscribers and 11,200 Internet customers and has minority ownership interests in other telecommunications companies.

From time to time in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders and the investing public, the Company may make statements regarding the Company’s future financial performance.  Such forward looking statements are subject to risks and uncertainties, including but not limited to, the effects of the Telecommunications Act, new technological developments which may reduce barriers for competitors entering the Company’s local exchange or cable television markets, higher than expected expenses and other risks involving the telecommunications industry generally.  All such forward-looking statements should be considered in light of such risks and uncertainties.

Hector Communications Corporation and Subsidiaries

Earnings Summary

	Three Months Ended June 30
	2005	2004
Revenues	$7,858,092	$7,992,006
Operating income	1,716,219	1,451,758
Other income (expense):
Income from investments:
Midwest Wireless Holdings, LLC	1,296,875	626,118
Other unconsolidated affiliates	46,630	134,255
Interest and dividend income	202,264	63,006
Interest expense	(745,175)	(716,408)
Gain on sale of cable television systems		28,590
Net other income	800,594	135,561

Income before income taxes	2,516,813	1,587,319
Income tax expense	1,024,000	633,000
Net Income	$1,492,813	$954,319

Basic net income per common share:	$.40	$.26
Diluted net income per share	$.37	$.24

Hector Communications Corporation and Subsidiaries

Earnings Summary

	Six Months Ended June 30
	2005	2004
Revenues	$15,507,089	$15,937,659
Operating income	3,529,530	3,432,951
Other income (expense):
Income from investments:
Midwest Wireless Holdings, LLC	2,367,218	1,308,247
Other unconsolidated affiliates	44,429	179,441
Interest and dividend income	387,045	116,532
Interest expense	(1,475,347)	(1,487,877)
Gain on sale of cable television systems		28,590
Net other income	1,323,345	144,933

Income before income taxes	4,852,875	3,577,884
Income tax expense	1,974,000	1,430,000
Net Income	$2,878,875	$2,147,884

Basic net income per common share:	$.77	$.60
Diluted net income per share	$.71	$.55

Hector Communications Corporation and Subsidiaries

Condensed Balance Sheet

	June 30	December 31
	2005	2004
Cash and cash equivalents	$25,124,324	$19,980,506
Other current assets	5,107,963	8,032,610
Property, plant and equipment, net	37,531,094	40,040,493
Excess of cost over net assets acquired	30,921,094	30,921,094
Investment in Midwest Wireless Holdings, LLC	16,824,819	15,380,543
Investments in other unconsolidated affiliates	3,284,663	3,304,726
Other investments	7,707,289	6,880,549
Other assets	361,569	382,322
Total Assets	$126,862,815	$124,922,843

Notes payable and current portion of long-term debt	$6,630,000	$6,352,000
Other current liabilities	4,578,409	4,060,611
Long-term debt, less current portion	52,287,445	54,084,480
Deferred taxes and credits	5,667,079	5,463,894
Deferred compensation	743,271	749,128
Stockholders’ equity	56,956,611	54,212,730
Total Liabilities and Stockholders’ Equity	$126,862,815	$124,922,843